Exhibit 10.18

REVOLVING AND TERM LOAN AGREEMENT

THIS REVOLVING AND TERM LOAN AGREEMENT (the “Agreement”) is made as of January 31, 2008 among National City Bank, a national banking association (the “Bank”), with an office at 250 East Maiden Lane, St. Joseph, Michigan 49085, EXPRESS-1 EXPEDITED SOLUTIONS, INC., a Delaware corporation (“Borrower”), whose address is 429 Post Road, Buchanan, Michigan 49107, Express 1, Inc., a Michigan corporation, Express-1 Dedicated, Inc., a Delaware corporation, Concert Group Logistics, Inc., a Delaware Corporation, and Bounce Logistics, Inc., a Delaware Corporation (the “Guarantors” or individually a “Guarantor), whose address is 429 Post Road, Buchanan, Michigan 49107.

Borrower and the Guarantors have requested and, subject to the terms and conditions of this Agreement, the Bank has agreed to make loans (the “Loans” or individually a “Loan”) available to Borrower on a term basis in the amount of $3,600,000 and on a revolving basis up to a maximum principal amount of $11,000,000, or such lesser amount as is available under the borrowing formula described below.

In consideration of the foregoing and the terms and conditions set forth below, the Bank the Guarantors and Borrower agree as follows:

DEFINITIONS

As used herein:

The term “Account” means any right to payment for goods sold or leased or for services rendered which is not evidenced by an Instrument or Chattel Paper, whether or not it has been earned by performance, and includes, without limitation, all rights to payment earned or unearned under a charter or other contract involving the use or hire of a vessel and all rights incident to the charter or contract.

The Term “Account Debtor” means any Person who, or any of whose property, shall at the time in question be obligated in respect of all or any part of an Account or any part thereof and includes, without limitation, co-makers, endorsers, guarantors, pledgors, hypothecators, mortgagors, and any other Person who agrees, conditionally or otherwise, to make any loan to, purchase from, or investment in, any other Account Debtor or otherwise assure Borrower or any Guarantor against loss on any Account in which Borrower or any Guarantor now has or hereafter acquires any rights.

The term “Affiliate” means, when used with reference to any Person (the “subject”), a Person that is in control of, under the control of, or under common control with, the subject, the term “control” meaning the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

The term “Applicable Margin” means, for the periods described below: (i) 1.25% per annum if the ratio of Borrower’s Funded Debt to EBITDA determined at the end of the applicable calendar quarter pursuant to Section 5.1A of this Agreement is less than or equal to 1.24 to 1.00; (ii) 1.50% per annum if the ratio of Borrower’s Funded Debt to EBITDA determined at the end of the applicable calendar quarter pursuant to Section 5.1A of this Agreement is more than 1.24 to 1.00 but less than 2.00 to 1.00; and (iii) 1.75% per annum if the ratio of Borrower’s Funded Debt to EBITDA determined at the end of the applicable calendar quarter pursuant to Section 5.1A of this Agreement is more than or equal to 2.00 to 1.00;. The Applicable Margin shall, in each case, be determined and adjusted quarterly as of the first day of the second month after the end of each fiscal quarter of Borrower ending after December 31, 2008 (each, an “Interest Determination Date”), provided, however, that if the quarterly financial statements required by this Agreement are not delivered within fifteen business days after the date required under this Agreement, the Applicable Margin shall increase to the maximum percentage amount set forth above from the date such financial statements were required to be delivered to the Bank until received by the Bank. The initial “Applicable Margin” shall be 1.25% for the Line of Credit Note and 1.50% for the Term Note and shall be effective from the date of this Agreement until the first Interest Determination Date. Thereafter, the Applicable Margin shall be effective from each Interest Determination Date until the next Interest Determination Date (except for any increase occurring as a result of late delivery of financial statements). The Bank shall determine the appropriate Applicable Margin promptly upon receipt of the quarter end financial information and shall promptly notify the Borrower of any change to it. Such determinations by the Bank shall be conclusive absent manifest error.

The term “Bank Obligations” means, collectively, all Debt to the Bank, whether incurred directly to the Bank or acquired by it by purchase, pledge, or otherwise, and whether participated to or from the Bank in whole or in part.

The term “Borrowing Base” has the meaning described in section 1.2 below.

The term “Borrowing Base Report” means a report, certified by the Chief Financial Officer of Borrower to be true and complete to the best of the officer’s knowledge and belief, setting forth the Borrowing Base as of the date on which that report is prepared, and otherwise being in form and detail satisfactory to Bank.

The term “CGL Asset Purchase Agreement” means the Asset Purchase Agreement among Borrower, Concert Group Logistics, LLC, Daniel Para, Gerald H. Post, Efrain Maldonado, John Musolino and the Members party thereto dated January 31, 2008 in the form previously delivered to the Bank.

The term “Chattel Paper” means a writing or writings (other than a charter or other contract involving the use or hire of a vessel) which evidence both a monetary obligation and a security interest in or a lease of specific goods, and, when a transaction is evidenced both by such a security agreement or lease and by an Instrument or series of Instruments, the group of writings taken together constitutes Chattel Paper.

The term “Collateral” means: the properties and rights described in the Collateral Documents and each and every mortgage, security agreement, pledge, assignment and other security or collateral agreement which has been, or will hereafter be, executed by Borrower or any Guarantor to or for the benefit of the Bank; all items now or hereafter deposited in any account of Borrower or any Guarantor with the Bank and all proceeds of such items (cash or otherwise); and all deposit accounts of Borrower or Guarantor now or hereafter with the Bank.

The term “Collateral Documents” means the Security Agreements, the Mortgage and any additional mortgages, security agreements or other security or collateral document executed by Borrower or any Guarantor to or for the benefit of the Bank, now or in the future.

The term “Combined Eligible Receivables” means any duly invoiced Account (or any Account which has not been invoiced, pending “paperwork” delivery, but for which the applicable “loads” have been completed and delivered with all services rendered, provided that the total amount of such Accounts shall not exceed $2,000,000 in the aggregate at any one time) of which Borrower or any Guarantor is the sole owner and in which Bank has an enforceable and duly perfected first priority security interest, except any such Account (a) which is not payable in installments and which shall not have been paid in full within ninety (90) days after the original due date or the date first invoiced to the Account Debtor, whichever first elapses, (b) which is payable in installments (i) if it was not by its terms so payable when first invoiced to the Account Debtor, (ii) if any installment thereof shall not have been paid in full within sixty (60) days after its original due date, or (iii) to the extent that any installment thereof is not payable within ninety (90) days after the date of determination, (c) if the Account Debtor thereon is then obligated to Borrower or any Guarantor on other Accounts and if more than fifteen percent (15%), by amount, of all Accounts on which that Account Debtor is then obligated to Borrower and the Guarantors are excepted under clauses (a) and (b) above, (d) if the Account Debtor thereon is then obligated to Borrower or any Guarantor on other Accounts, to the extent that the aggregate amount of all Accounts upon which that Account Debtor is then obligated to Borrower and the Guarantors exceeds fifteen percent (15%) of all Combined Eligible Receivables, (e) if the payment of which by the Account Debtor is not, or does not remain, unconditional, (f) if and to the extent that the Account Debtor has asserted a defense or offset of any kind against the payment thereof, (g) which according to its terms may be paid by the Account Debtor by an offset of any claim of the Account Debtor or any other Person against Borrower or any Guarantor, (h) which arises other than from the providing of transportation services in the ordinary course of Borrower’s business, (i) if the Account Debtor thereon is an Affiliate, director, officer, employee, or agent of Borrower or of any Affiliate of Borrower, (j) if the Account Debtor thereon is insolvent or is the subject of any Proceeding or is, at the time in question, in default in any way on an existing obligation (except any obligation classified as an Account) to Borrower, (k) if the Account Debtor thereon is not a resident of the United States of America or is not subject to service of legal process in the United States of America or Canada, unless payment of the Account is assured by an irrevocable letter of credit in form and substance satisfactory to Bank and issued by a financial institution that is a resident of the United States of America, is subject to service of legal process in the United States of America, and is otherwise satisfactory to Bank, or, if the Account Debtor is a resident of Canada, unless Borrower shall have taken or caused to be taken all actions from time to time requested by Bank in order to assure the attachment, enforceability, and perfection of Bank’s security interest under the law of each province in which the Account Debtor resides, and shall have furnished to Bank such written evidence (including, without limitation, one or more opinions of legal counsel rendered to Bank by counselors authorized to practice law in each such province), in form and substance satisfactory to Bank, that all such actions have been taken (l) if the Account

Debtor thereon is resident of any jurisdiction denying creditors access to its courts in the absence of qualification to transact business therein or the filing of a so-called “notice of business activities report” or other similar filing, unless Borrower has taken all action required by the jurisdiction in question to have access to its courts, (m) which is subject to any law (including, without limitation, the Assignment of Claims Act of 1940 (31 USC 3272, et seq. and 41 USC 15 et seq.), rule regulation, order, or agreement now or hereafter in effect which restricts or requires notice of or consent to assignment, unless all such required notices shall have been given, all such require consents shall have been obtained, and all other requirements shall have been complied with in order that Bank shall have the unconditional right to enforce the Account against the Account Debtor thereon, (n) is subject to any mortgage, security interest, or other lien securing payment or performance of any obligation other than the Bank Obligations, (o) which is described in any financing statement naming any Person other than Bank as the secured party of record, or (p) the collection of which Bank, in the exercise of its good faith judgment, determines to have become impaired for any reason.

The term “Debt” means, collectively, all obligations of the Person or Persons in question, including, without limitation, every such obligation whether owing by one such Person alone or with one or more other Persons in a joint, several, or joint and several capacity, whether now owing or hereafter arising, whether owing absolutely or contingently, whether created by lease, loan, overdraft, guaranty of payment, or other contract, or by quasi-contract, tort, statute, other operation of law, or otherwise.

The term “Dividend” means a payment made, liability incurred, or other consideration given by any Person (other than any stock dividend or stock split payable solely in capital stock of that Person) for the purchase, acquisition, redemption or retirement of any capital stock of that entity or as a dividend, return of capital, or other dividend in respect of that Person’s capital stock.

The term “EBITDA” means, as to any Person, the aggregate of that Person’s Net Income for the period in question, plus that Person’s interest expense for that period, plus that Person’s federal, state, and local income tax expense, if any, for that period, plus that Person’s depreciation and amortization charges for that period.

The term “Environmental Laws” means the common law and all Federal, state, local and foreign laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder now or hereafter in effect, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, as amended; the Resource, Conservation and Recovery Act, as amended; the Toxic Substances Control Act, as amended; the Federal Water Pollution Control Act, as amended; and the Federal Clean Air Act, as amended, relating to pollution or protection of the environment, including without limitation, laws relating to: (1) emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous constituents, substances or wastes, including, without limitation, asbestos (including asbestos fiber and friable asbestos), polychlorinated biphenyls, urea formaldehyde foam insulation, paint containing lead, petroleum, (including crude oil or any fraction thereof), or any petroleum product (collectively referred to as Hazardous Materials”) into the environment (including, without limitation, ambient air, surface water, groundwater, land surface or sub-surface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, and (iii) underground storage tanks, and related piping, and emissions, discharges, releases or threatened releases therefrom.

The term “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

The term “GAAP” means generally accepted accounting principles applied in a manner consistent with those used in preparation of the most recent financial statements delivered to Bank hereunder.

The term “Guarantys” means the Continuing Guarantys of even date executed by each of the Guarantors in favor of the Bank.

The term “Instrument” means a negotiable instrument, or a certificated security, or any other writing which evidences a right to the payment of money and is not itself a security agreement or lease and is of a type which is in the ordinary course of business transferred by delivery with any necessary endorsement or assignment.

The term “Line of Credit Note” means the $11,000,000 Revolving Note of even date from Borrower to the Bank.

The term “Loan Documents” means this Agreement, the Notes, the Collateral Documents, the Guarantys and any other documents referred to herein which have been or are to be executed by Borrower and/or any of the Guarantors with or in favor of the Bank.

The term “Material,” when used to modify or describe any sum, liability, lien, indebtedness, violation of law or regulation, or other matter herein, means an amount (or a liability of Borrower reasonably expected to arise) in excess of $100,000.

The term “Maturity Date” means June 30, 2009.

The term “Mortgage” means the Future Advance Mortgage of even date from Borrower and Express 1, Inc. to the Bank.

The term “Mortgaged Premises” means the real property described in the Mortgage.

The term “Most Recent Financial Statements” means the financial statements included in the Reporting Group’s most recent annual report delivered to the Bank on or before the date of this Addendum.

The term “Net Income” means net income as determined in accordance with GAAP, after taxes, if any, and after extraordinary items, but without giving effect to any gain resulting from any reappraisal or write-up of any asset.

The term “Notes” means the Line of Credit Note and the Term Note.

The term “Permitted Liens” means:

(i) liens for taxes, assessments or governmental charges, and liens incident to construction, which are either (a) not delinquent, or (b) are being contested in good faith by Borrower or any Guarantor by appropriate proceeding, which will prevent foreclosure of such liens, and against which adequate reserves have been provided and upon demand by the Bank, with adequate security being posted with the Bank; the term shall also include easements, restrictions, minor title irregularities and similar matters which have no adverse effect as a practical matter upon the ownership and use of the affected property by Borrower or any Guarantor;

(ii) liens or deposits in connection with workers’ compensation or other insurance or to secure customs’ duties, public or statutory obligations in lieu of surety, stay or appeal bonds, or to secure performance of contracts or bids (other than contracts for the payment of money borrowed), or deposits required by law or governmental regulations or by any court order, decree, judgment or rule as condition to the transaction of business or the exercise of any right, privilege or license; or other liens or deposits of a like nature made in the ordinary course of business;

(iii) security interests or mortgages granted to the Bank;

(iv) the security interests listed on Schedule A attached hereto, if any;

(v) liens in favor of artisans and possessory liens in favor of bailees; and

(vi) liens securing the purchase price for trucks and trailers acquired by Borrower or any Guarantor after the date of this Agreement.

The term “Person” means an individual or entity of any kind, including, without limitation, any association, company, cooperative, corporation, partnership, trust, governmental body, or any other form or kind of entity.

The term “Plan” means any employee benefit plan subject to Title IV of ERISA maintained by Borrower or any Guarantor, or any such Plan to which Borrower or any Guarantor is required to contribute on behalf of any of its employees.

The term “Reportable Event” means a reportable event as that term is defined in Title IV of ERISA, except actions of general applicability by the Secretary of Labor under Section 110 of ERISA.

The term “Reporting Group” means (I) Borrower and the Guarantors and all financial covenant calculations herein shall be determined on a consolidated basis and in accordance with GAAP, and (II) Borrower and each other Person whose assets, liabilities, income, cash flow, and shareholders’ equity are, now or in the future, reported on a combined basis with those of Borrower, in which case all financial covenant calculations herein shall be determined on a combined basis and in accordance with GAAP.

The term “Security Agreements” means the Security Agreements of even date from Borrower and each of the Guarantors to the Bank.

The term “Term Note” means the $3,600,000 Term Note of even date from Borrower to the Bank.

ARTICLE I

REVOLVING LOAN

1.1 Line of Credit: The Bank is willing to provide to Borrower a line of credit of up to $11,000,000 (the “Line of Credit”). The Bank will make Loans to Borrower under the Line of Credit from time to time during the period from the date of this Agreement through the business day immediately prior to the Maturity Date in aggregate amounts not to exceed the dollar amounts described in Section 1.2 below, provided that each advance is made in compliance with all of the terms and conditions described in Section 1.2 below.

1.2 Line of Credit Advances: From time to time prior to the Maturity Date, the Bank agrees to lend and relend to Borrower such amounts as Borrower may request under the Line of Credit, provided that the aggregate outstanding principal amount of all borrowings made by Borrower shall not at any time exceed an amount (the “Borrowing Base”) equal to the lesser of: (a) $11,000,000; or (b) 80% of the then net book value (after deducting any discount or other incentive for early payment but without deducting any bad debt reserve) of all Combined Eligible Receivables, all as determined in good faith by the Bank on the Bank’s receipt of each month-end Borrowing Base Report and at such other times as the Bank in its sole discretion shall deem advisable, on the basis, in the Bank’s sole discretion, of the then most recent Borrowing Base Report received by Bank, or the then most recent field audit (if any) made by the Bank (or one or more Persons selected by Bank) or any other information obtained by the Bank. All advances under the Line of Credit shall be evidenced by the Line of Credit Note. The Line of Credit shall bear interest and be payable in the manner described in the Line of Credit note. Although the Line of Credit Note shall be expressed to be payable in the maximum amount of the Line of Credit, Borrower shall be obligated thereunder to pay only the unpaid balance of amounts advanced to Borrower together with interest thereon. The Bank’s books and records showing the amount of such advances shall be prima facie evidence of Borrower’s indebtedness to the Bank therefore. On the 15th day of each month hereafter (and, at the request of the Bank, prior to each disbursement of loans by the Bank under the Line of Credit), Borrower shall, at its expense, furnish to the Bank a fully completed Borrowing Base Report as of the end of the immediately preceding month, together with such instruments, title and lien searches, documents, opinions, appraisals, certificates or certified resolutions as the Bank and its counsel shall reasonably require to assure the Bank that at the time of each disbursement Borrower is not in default of this Agreement. Upon the Bank’s receipt of notice from Borrower of Borrower’s desire for advances under the Line of Credit, the Bank shall then disburse such loans on the same business day as it receives such notice, if such notice is received by 3:00 p.m. or the next business day if such notice is not received by 3:00 p.m.; provided, that: (i) no Event of Default has occurred which has not been cured by Borrower or waived in writing by the Bank; (ii) no event has occurred, which with notice and/or the passage of time, could become an Event of Default and which has not been cured by Borrower or waived in writing by the Bank; and (iii) the outstanding balance of the Line of Credit Note does not and will not, after such advance is disbursed, exceed the Borrowing Base. In the event that the aggregate outstanding advances under the Line of Credit exceed the Borrowing Base at any time, Borrower shall immediately make principal reduction payments to the Bank sufficient to reduce the outstanding balance under the Line of Credit to less than the amount of the Borrowing Base. Borrower’s failure to make such reductions within 24 hours after written, facsimile, oral or other notice is given by the Bank to Borrower of the need for such reductions, shall constitute an Event of Default by Borrower under this Agreement. It shall constitute an Event of Default under this Agreement if Bank shall not receive a Borrowing Base Report upon each request of Bank therefor and, in any case, within fifteen (15) days after the end of each calendar month.

1.3 Prepayment of Notes. The Notes may be prepaid in whole or in part at the option of the Borrower at any time, without premium or penalty. In case of prepayment of less than all of the outstanding principal amount of either Note, the prepayment will be applied first to accrued, but unpaid interest on the Note, and then to the principal amounts due on the Note in the inverse order of maturity.

1.4 Cross-Defaults and Cross-Collateralization. Notwithstanding anything to the contrary in any instrument or other document executed by Borrower with, or in favor of, the Bank: (i) occurrence of an Event of Default under this Agreement shall constitute a default under each of the Bank Obligations and each of the Loan Documents; and (ii) all of the Collateral shall secure any and all of the Bank Obligations.

1.5 Extension of Maturity Date. The Maturity Date may be extended from time to time, at the sole discretion of the Bank, based upon its review of this Agreement and the Borrower’s financial statements and analysis of such other information and documents the Bank may deem relevant. The Bank shall have no obligation or duty to extend the Maturity Date.

1.6 Payments. All payments, including any prepayments, by Borrower on account of principal, interest or fees, shall be made without set-off or counterclaim to the Bank at the address specified above in lawful money of the United States of America and in immediately available funds. If any payment under this Agreement or any Note becomes due on a day other than a business day, its maturity shall be extended to the next succeeding business day, and with respect to payments of principal and interest thereon, shall be payable at the then applicable rate during such extension.

1.7 At any time Borrower is entitled to an advance under the Line of Credit, the Bank agrees to issue letters of credit for the account of Borrower in an amount not in excess of the maximum advance that Borrower would then be entitled to obtain under the Line of Credit, provided that (a) the aggregate maximum amount which is drawn and remains unreimbursed under all letters of credit plus the aggregate maximum available amount which may be drawn under all letters of credit which are outstanding at any time, including without limitation all letters of credit issued for the account of Borrower which are outstanding on the date of the Line of Credit Note, shall not exceed $500,000, (b) the issuance of any letter of credit with an expiration date beyond the maturity date of the Line of Credit Note shall be entirely at the discretion of the Bank, (c) any letter of credit shall be a standby or commercial letter of credit and the form of the requested letter of credit shall be satisfactory to the Bank, in the Bank’s sole discretion, and (d) Borrower shall have executed an application and reimbursement agreement for any letter of credit in the Bank’s standard form. While any letter of credit is outstanding, the maximum amount of advances that may be outstanding under the Line of Credit shall be automatically reduced by the maximum amount available to be drawn under any and all such letters of credit plus the aggregate of the amounts which have been drawn and remain unreimbursed under all letters of credit. Borrower shall pay the Bank a fee for each letter of credit that is issued, such fee to be agreed upon for each letter of credit from time to time by the Bank and Borrower, provided, however, that if such agreement is not reached, the Bank shall be under no obligation to issue any letter of credit hereunder. No credit shall be given for fees paid due to early termination of any letter of credit. Borrower shall also pay the Bank’s standard transaction fees with respect to any transactions occurring on account of any letter of credit. Each fee shall be payable when the related letter of credit is issued, and transaction fees shall be payable upon completion of the transaction as to which they are charged. All fees may be debited by the Bank to any deposit account of Borrower carried with the Bank without further authority and, in any event, shall be paid by Borrower within ten (10) days following billing.

1.8 The Bank agrees, subject to the terms and conditions of this Agreement, to make available to the Borrower a secured term loan in the amount of $3,600,000 (the “Term Loan”), which shall be evidenced by the Term Note. Principal of and interest on the Term Loan shall be due and payable in the manner set forth in the Term Note.

ARTICLE II

CONDITIONS OF BORROWING

Notwithstanding any other terms of this Agreement, the Bank shall not be required to make any Loan to Borrower under this Agreement unless the following conditions are met:

2.1 Representations True. The representations and warranties of Borrower and each Guarantor contained in this Agreement (including, but not limited to, the representations and warranties contained in Article III below) are true as of the date of each Loan or advance under this Agreement with the same effect as though such representations and warranties had been made by Borrower and each Guarantor at such time.

2.2 No Default. No Event of Default under this Agreement exists nor any event which, upon the lapse of time or service of notice, or both, would constitute an Event of Default under this Agreement.

2.3 Counsel Opinion. Simultaneously with the execution of this Agreement, the Bank shall have received from Borrower’s and the Guarantors’ counsel a satisfactory legal opinion as to: (a) the due authorization, execution and delivery by Borrower and each Guarantor of this Agreement and the other Loan Documents; (b) the due authorization, validity and binding effect of the Loans contemplated by this Agreement and of the Loan Documents to be executed and delivered by Borrower and the Guarantors; (c) Borrower’s and each Guarantor’s due incorporation and existence; and (d) such other matters as the Bank and its counsel shall determine. Borrower and each Guarantor shall also execute and/or deliver to the Bank or its counsel all documents the Bank may request concerning Borrower’s and the Guarantor’s corporate status and the authorization of the transactions contemplated herein (including, but not limited to, state certified copies of Articles of Incorporation, certified copies of bylaws and authorizing resolutions and current Certificates of Good Standing.

2.4 Collateral. Borrower and the Guarantors shall have granted to the Bank a first priority perfected lien and security interest in the Collateral to secure the Bank Obligations in accordance with the terms of the Collateral Documents.

2.5 Guarantys. The Guarantors shall have guaranteed payment and performance of the Bank Obligations in accordance with the terms of the Guarantys.

2.6 Additional Collateral Documents. Borrower shall have executed and delivered to the Bank such additional collateral documents (including, but not limited to, financing statements) as the Bank may request to evidence the Bank’s liens in all of the Collateral.

2.7 Title Insurance. Simultaneously with the execution of this Agreement and the delivery of the Mortgage, the Bank shall have received from Borrower an American Land Title Association Policy, with only such exceptions as are acceptable to the Bank, insuring title to the Mortgaged Premises with such terms as shall be reasonably satisfactory to the Bank and with the amount of insurance protecting the Mortgage to be reasonably satisfactory to the Bank. The title insurance company shall also be one reasonably acceptable to the Bank.

2.8 Survey. The Bank shall have received a survey from a surveyor or engineer licensed in the State of Michigan covering the Mortgaged Premises and showing no encroachments and otherwise in form reasonably satisfactory to the Bank.

2.9 Documents Satisfactory. All proceedings taken in connection with the transactions contemplated by this Agreement and all instruments, authorizations and other related documents, shall be satisfactory in form and substance to the Bank and its counsel and the Bank shall have received copies of all documents as it may reasonably require.

2.10 Out-of-Pocket Costs. Prior to or simultaneously with the execution of this Agreement, and in addition to any other payments due the Bank under this Agreement, Borrower and the Guarantors shall have paid to the Bank all of the Bank’s out-of-pocket costs not to exceed $8,000 (including, but not limited to, reasonable attorneys’ fees and title insurance, survey and appraisal costs), arising in connection with the preparation, negotiation, execution, delivery, closing and post-closing matters under this Agreement, the Loans contemplated under this Agreement and documents provided for or to be delivered in connection with this Agreement.

2.11 Use of Proceeds. The proceeds of each Loan shall be used exclusively by Borrower for working capital purposes and the acquisition of the assets of Concert Group Logistics, LLC in accordance with the terms of the CGL Asset Purchase Agreement.

2.12 Waiver of Conditions. The Bank may, in its sole discretion, waive any conditions to any Loan or advance contained in this Article II, but no such waiver shall be implied or otherwise found to exist, unless it is in writing and executed by an authorized officer of the Bank.

2.13 Closing of Acquisition. The acquisition by Borrower of certain assets has been consummated in accordance with the terms of the CGL Asset Purchase Agreement and Borrower (or Concert Group Logistics, Inc., as assignee) owns good and marketable title to the assets to be transferred to the “Buyer” under such Asset Purchase Agreement, free and clear of all liens, security interests, other interests and claims of any nature, except the liens of the Bank contemplated by the Loan Documents.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

In order to induce the Bank to accept the Notes and to make Loans as provided in this Agreement, each of Borrower and each Guarantor represents and warrants to the Bank, upon which warranties and representations the Bank has and will rely, as follows:

3.1 Corporate Existence and Power. (a) Borrower and each Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware (or Michigan as to Express 1, Inc.) (b) each of Borrower and each Guarantor has the corporate power and authority to own its properties and assets and to carry out its businesses as now being conducted and is qualified to do business in every jurisdiction wherein the failure to qualify would have a Material adverse effect on it, (c) Borrower and each Guarantor has the corporate power and authority to execute and perform this Agreement, to borrow money in accordance with its terms, to execute and deliver the Loan Documents and other documents contemplated hereby, to grant to the Bank mortgages and security interests in the Collateral as hereby contemplated and to do any and all other things required of it hereunder, and (d) this Agreement and the other documents contemplated hereby, when executed on behalf of Borrower and each Guarantor by its duly authorized officers, will be valid and binding obligations of Borrower and the Guarantors, as applicable, legally enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy laws, insolvency laws, or other laws affecting creditor’s rights generally.

3.2 Authorization, Approvals, Etc. The execution, delivery and performance of this Agreement, the borrowings hereunder and the execution and delivery of the Loan Documents and other documents contemplated hereby by Borrower and each Guarantor (a) have been duly authorized by the requisite corporate action, (b) do not require registration with or consent or approval of, or other action by any Federal, State or other governmental authority or regulatory body, (c) will not violate any provision of law, any order of any court or other agency of government, the Articles of Incorporation or Bylaws of Borrower or any Guarantor, any

provision of any indenture, agreement or other instrument to which Borrower or any Guarantor is a party, or by which either of them or any of their properties or assets are bound, (d) will not be in conflict with, result in a breach of or constitute (with or without due notice and/or passage of time) a default under any such indenture, agreement or other instrument, and (e) will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Borrower or any Guarantor other than in favor of the Bank and as contemplated hereby.

3.3 Financial Statements. The balance sheet of the Reporting Group (on a consolidated basis) and the statements of profit and loss and surplus of the Reporting Group (on a consolidated basis) previously furnished to the Bank are correct, complete and fairly represent the financial condition of the Reporting Group (on a consolidated basis) as of the relevant dates and the results of its operations for the fiscal periods ended on such dates, and disclose all known material liabilities of the Reporting Group (on a consolidated basis). Since the latest of such dates, there has been no material adverse change in ,the property or business operations of the Reporting Group (on a consolidated basis).

3.4 Liens. Borrower and each Guarantor has good and marketable title to all of its assets free and clear of all liens except Permitted Liens.

3.5 Taxes. Except as expressly disclosed in the financial statements referred to in Section 3.3 above, neither Borrower nor any Guarantor has any outstanding unpaid tax liabilities (except for taxes which are currently accruing from its current operations and ownership of property, and which are not delinquent), and no tax deficiencies have been proposed or assessed against Borrower or any Guarantor. There have been no audits of Borrower’s or any Guarantor’s federal, state or local tax returns, which have resulted in or are likely to result in the assessment of any Material tax liability against Borrower or any Guarantor and all taxes shown by any returns have been paid.

3.6 Absence of Material Litigation. Neither Borrower nor any Guarantor is a party to any litigation or administrative proceeding, nor so far as is known by Borrower or any Guarantor, is any litigation or administrative proceeding threatened against Borrower or any Guarantor, which in either case would, if adversely determined, cause any Material adverse change in its properties, the conduct of its business, or its financial condition.

3.7 Environmental Matters.

A. Each of Borrower and each Guarantor has obtained all permits, licenses and other authorizations relating to or used in connection with the ownership and operation of its businesses and properties that are required under all applicable Environmental Laws and is in compliance with all material terms and conditions of such required permits and authorizations.

B. Each of Borrower and each Guarantor is in material compliance with all applicable Environmental Laws, including, without limitation, all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such Environmental Laws.

C. There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation or deficiency, investigation, proceeding, notice or demand letter pending or, to the knowledge of Borrower or any Guarantor, threatened against Borrower or any Guarantor under any Environmental Laws which could result in a Material fine, penalty or other cost or expense.

D. There are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance by Borrower or any Guarantor with any Environmental Laws, or which may give rise to any common law or legal liability, including, without limitation, liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or similar state, local or foreign laws, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing or notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Materials which could reasonably be expected to result in a Material fine, penalty or other cost or expense.

E. No real property ever owned, operated, used or controlled by Borrower or any Guarantor is listed or proposed for listing on the National Priorities List or he Comprehensive Environmental Response, Compensation, and Liability Information System, both promulgated under CERCLA, or on any comparable state or local list, and neither Borrower nor any Guarantor has received any notification of potential or actual liability or request for information under CERCLA or any comparable state or local law.

F. Except in compliance with the Environmental Laws, (i) no real property ever owned, operated, used or controlled by Borrower or any Guarantor has been used for the handling, processing, generation, treatment, storage or disposal of any Hazardous Materials, and no underground storage tanks or other underground storage receptacle, or related piping, is located on such properties; (ii) there have been no releases (i.e., any emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) of Hazardous Materials by Borrower or any Guarantor or any of their predecessors in interest at, on, under, from or into any of the real property owned, operated or controlled by Borrower or any Guarantor; and (iii) there are no polychlorinated biphenyls or asbestos located in, at, on or under any facility or real property owned, operated or controlled b Borrower or any Guarantor in such amounts, conditions or concentrations that could reasonably be expected to require removal or remedial or corrective action, or to result in liability under the Environmental Laws. To Borrower’s and each Guarantor’s knowledge, there have been no releases as defined in clause (ii) above at, on, under, from or into any real property in the vicinity of any real property owned, operated or controlled by Borrower or any Guarantor.

3.8 Corporate Name. Borrower’s and each Guarantor’s corporate names are exactly as set forth on the signature page of this Agreement and neither Borrower nor any Guarantor has changed its corporate name since its incorporation (except for the Borrower’s change of its name pursuant to a Certificate of Amendment to the Borrower’s Articles of Incorporation dated May 31,2006.

3.9 Financing Statements. No financing statements, liens, mortgages or security agreements covering any of the Collateral or proceeds of the Collateral are on file in any public office except financing statements with the Bank listed as secured party and financing statements evidencing Permitted Liens.

3.10 Records. The records concerning all of the Collateral are kept at the Borrower’s office in Buchanan, Michigan, and such records shall not be removed from such office, without the prior written consent of the Bank.

3.11 ERISA. To Borrower’s and each Guarantor’s knowledge, Borrower and each Guarantor is in compliance with ERISA and no Reportable Event under ERISA has occurred with respect to any Plan.

3.12 Governmental Requirements and Permits. Borrower and each Guarantor is in compliance with all known applicable requirements of all governmental authorities (federal, state and local), including without limitation, the filing of tax returns and reports. Borrower and each Guarantor possesses such franchises, licenses, permits, patents, copyrights, trademarks and consents of appropriate governmental bodies as are necessary or useful to own its property and to carry on its ordinary course of business.

3.13 Subsidiaries. Neither Borrower nor any Guarantor owns more than five percent (5%) of the outstanding capital stock or other ownership interests of any Person, except that: (i) Borrower owns both beneficially and of record all of the outstanding capital stock of each Guarantor; and (ii) Borrower owns certain other corporations (the “Other Subsidiaries”) which do not own any substantial assets or conduct any business. Borrower agrees that no assets will be acquired by the Other Subsidiaries and the Other Subsidiaries will not conduct any business operations without the prior written consent of the Bank.

ARTICLE IV

NEGATIVE COVENANTS

While any of the Bank Obligations remain unpaid, neither Borrower nor any Guarantor shall, without the prior written consent of the Bank:

4.1 Restriction on Liens. Create or permit to be created or allow to exist any mortgage, pledge, encumbrance or other lien upon or security interest in any property or assets now owned or acquired in the future by it, except Permitted Liens.

4.2 Restriction on Indebtedness. Create, incur, assume or have outstanding any indebtedness except:

(a) the Bank Obligations;

(b) indebtedness incurred in the ordinary course of its business for necessary materials, supplies, etc., none of which shall be more than sixty (60)

days past due in accordance with written invoice or contract of sale terms (except to the extent and so long as, in connection with disputed indebtedness, the same is being contested in good faith by appropriate proceedings in such manner as not to cause any Material adverse effect on its financial condition);

(c) other indebtedness (not including current indebtedness as described in the foregoing paragraph (b) hereof) which was outstanding as of the date of this Agreement and consented to in writing by the Bank;

(d) indebtedness for Permitted Liens; and

(e) indebtedness for the acquisition of the assets of Concert Group Logistics, LLC in accordance with the term of the CGL Asset Purchase Agreement.

4.3 Mergers, Consolidations; Disposition of Assets. Merge with or into or enter into a share exchange with any other corporation or entity, nor sell, lease, transfer or otherwise dispose of all or any material part of its property, assets or business (other than sales of inventory made in the ordinary course of business).

4.4 Sub-Section 4.4 has been intentionally omitted.

4.5 Dividends. Suffer or permit any member of the Reporting Group to make or commit itself to make any Dividend, except for Dividends from a Guarantor to Borrower.

4.6 Investments. Make any loans or advances to, or investments in, other Persons, except (i) investments in bank certificates of deposit and savings accounts; (ii) investments in obligations of the United States; (iii) investments in prime commercial paper maturing within ninety (90) days of the date of acquisition by Borrower; and (iv) advances to drivers and stations in the ordinary course of business and advances for necessary travel and entertainment expenses to its officers, directors and employees in the ordinary course of business.

4.7 Contingent Liabilities. Guarantee or become a surety or otherwise contingently liable for any obligations of others, except pursuant to the deposit and collection of checks and similar items in the ordinary course of its business and except for guarantees of driver’s obligations in an aggregate amount not exceeding $250,000 outstanding at any one time.

4.8 Operations and Business. Cease its operations or change the nature of its business.

4.9 Margin Stock. Apply any of the proceeds of the Notes to the purchase or carrying of any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder.

4.10 Acquire Assets. Acquire all or a substantial part of the assets or ownership interests of any Person, except for the acquisition of the assets of Concert Group Logistics, LLC in accordance with the terms of the CGL Asset Purchase Agreement.

ARTICLE V

AFFIRMATIVE COVENANTS

While any of the Bank Obligations remain unpaid, the Borrower and each Guarantor shall, unless waived in writing by the Bank:

5.1 Financial Status.

A. Funded Debt to EBITDA. Cause, at the end of each “Funded Debt to EBITDA Measurement Period”, the ratio of the Reporting Group’s Funded Debt, as of the end of such period, to the aggregate of the Reporting Group’s Net Income for that period, plus the Reporting Group’s interest expense for that period, plus the Reporting Group’s federal, state, and local income tax expense, if any, for that period, plus the Reporting Group’s depreciation and amortization charges for that period, not to exceed: 2.25 to 1.0 until December 31, 2009; and 2.00 to 1.00 at all times thereafter. Each “Funded Debt to EBITDA Measurement Period” shall be a period of four (4) consecutive quarter-annual fiscal periods of Borrower ending on the last day of the fourth such period, beginning June 30, 2008.

B. Fixed Charge Coverage. Cause, at the end of each Fixed Charge Coverage Measurement Period, the ratio of the aggregate of the Reporting Group’s Net Income for that period, plus the Reporting Group’s interest expense for that period, plus the Reporting Group’s federal, state, and local income tax payments, if any, for that period, plus the Reporting Group’s depreciation and amortization charges for that period, to the aggregate of, the Reporting Group’s interest expense for the period in question, plus the Reporting Group’s federal, state and local income tax expense, if any, for that period, plus the Reporting Group’s current maturities of Long Term Debt as of the end of that period, plus all Dividends paid by members of the Reporting Group during that period, plus the Reporting Group’s aggregate investments (net after trade-ins, sales or liquidations, if any) in fixed or capital assets and leasehold improvements during that period which were not financed to be not less than 1.50 to 1.00. Each “Fixed Charge Coverage Measurement Period” shall be a period of four (4) consecutive quarter-annual fiscal periods of Borrower ending on the last day of the fourth such period, beginning June 30,2008.

5.2 Insurance. Maintain adequate fire and extended coverage and liability insurance covering all of its present and future real and personal property, furniture, fixtures, parts, accessories, machinery, inventory, and vehicles, with lender’s loss payable and mortgage clauses in favor of the Bank (except that the Bank will not be a loss payee on any insurance covering trucks or trailers), protecting the Bank’s interest, if any, as such interest may appear, together with such policies of business interruption insurance and liability insurance as the Bank may reasonably request and insurance pursuant to all applicable worker’s compensation laws. Such insurance shall be in such form (including a long form lender loss payable endorsement in favor of the Bank), with such companies, and in such amounts, with such deductible and insuring and coverage agreements as shall be reasonably acceptable to the Bank, insuring against liability for damage to persons or property, and shall provide for thirty (30) days prior written notice to the Bank of non-renewal, cancellation or material alteration. Borrower and each Guarantor will provide the Bank with the original policies of insurance for all such coverages, or true copies of the policies, on the date of this Agreement, showing that the Bank’s interest has properly been endorsed on the applicable policy. The Bank may, in its sole discretion, on thirty (30) days written notice to Borrower or any Guarantor, require the Borrower or the Guarantor to obtain additional but not different insurance coverages as the Bank may reasonably request should the assets of Borrower or any Guarantor materially increase. Upon the occurrence of any casualty (or series of casualties within any thirty (30) day period), pursuant to which the Bank receives insurance proceeds in an aggregate amount less than $100,000, such insurance proceeds shall be disbursed by the Bank to Borrower; provided that no Event of Default, or any event which with notice and/or the passage of time, could become an Event of Default, has occurred and the Bank receives proof from Borrower in a form reasonably satisfactory to the Bank that such insurance proceeds will be utilized by Borrower to acquire tangible property which will be subject to the proceeds will be utilized by Borrower to acquire tangible property which will be subject to the first priority security interest or mortgage lien of the Bank. Upon the occurrence of a casualty (or series of casualties within any thirty (30) day period), pursuant to which the Bank receives insurance proceeds in an aggregate amount in excess of $100,000, the Bank shall notify Borrower of its receipt of such insurance proceeds and for a period of thirty (30) days after the date of such notice, Borrower may submit to the Bank a proposal for the use of such insurance proceeds. Upon expiration of such thirty (30) day period, the Bank shall disburse all of such insurance proceeds to Borrower and/or to payment of the Bank Obligations, as the Bank shall determine in its discretion.

5.3 Corporate Existence; Payment of Taxes and Other Liabilities. Maintain its corporate existence and all Material permits, licenses, copyrights, patents, trademarks, franchises and consents of governmental bodies as are necessary or useful to own its property and carry on its ordinary course of business and pay all Material taxes, assessments and other governmental charges against it or its property, before the same become delinquent and before penalties accrue on such debts and obligations, except to the extent and so long as the same are being contested in good faith by appropriate proceedings in such manner as not to cause any material adverse effect upon its financial condition, with adequate reserves provided for such payments, and, upon demand by the Bank, posting with the Bank of adequate security to protect the Bank.

5.4 Accounting Records; Reports. Maintain a standard and modem system of accounting in accordance with GAAP, and furnish to the Bank:

(a) Within fifteen (15) days after the end of each month, as of the last day of the preceding month, aging and summary reports of Borrower’s and each Guarantor’s accounts receivable and payables in such form and detail as the Bank may request and a Borrowing Base Report;

(b) Within forty five (45) days after the end of each quarter of each fiscal year of Borrower, a balance sheet of the Reporting Group as of the close of each such quarter and of the comparable quarter in the preceding fiscal year, and statements of income and surplus of the Reporting Group for each such quarter and for that part of the fiscal year ending with each such quarter and for the corresponding period of the preceding fiscal year, all in reasonable detail and certified as true and correct (subject to audit and normal year-end adjustments) by the chief financial officer of the Borrower;

(c) As soon as is available and in any event within one hundred twenty (120) days after the close of each fiscal year of the Reporting Group, a copy of the audit report for such year and accompanying financial statements of the Reporting Group, as prepared by independent certified public accountants of recognized standing selected by the Borrower and reasonably acceptable to the Bank, which reports shall be accompanied by an unqualified opinion of such accountants, in form satisfactory to the Bank, to the effect that the financial statements fairly present the financial condition of the Reporting Group and the results of its operations as of the relevant dates, and each such financial statement shall be accompanied by a copy of any management report, letter, or similar writing furnished to any member of the Reporting Group by those accountants and a certification by the public accountants that there exists no Event of Default or other action, condition or event which, with the giving of notice or lapse of time or both, would constitute an Event of Default under this Agreement, or if such condition does exist, stating the nature thereof and the action, if any, the Borrower is taking to correct such condition;

(d)(i) as soon as possible and in any event within thirty (30) days after Borrower or any Guarantor knows that any Reportable Event with respect to any Plan has occurred, a statement by the chief financial officer of Borrower or any Guarantor setting forth details as to such Reportable Event and the action which Borrower or the Guarantor proposes to take with respect to the Reportable Event, together with a copy of the notice of such Reportable Event given to the Pension Benefit Guaranty Corporation (“PBGC”) if required by law, (ii) promptly after filing with the United States Secretary of Labor or the PBGC, copies of each annual report with respect to each Plan administered by Borrower or any Guarantor, if required by law, and (iii) promptly after receipt, a copy of any notices Borrower or any Guarantor may receive from the PBGC or the Internal Revenue Service with respect to any Plan administered by Borrower; provided, however, this subpart (g)(iii) shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service;

(e) Within two (2) business days after filing, all Form 10K, Form 10Q, Form 8K and other reports filed with the Securities and Exchange Commission, unless the same are available to the Bank on either an SEC website or the Borrower’s website.

(f) All other reports, documents and information that the Bank may reasonably request.

(g) prompt notice of: the occurrence of any Event of Default or any event, which with notice and/or the passage of time would constitute an Event of Default hereunder; any Material casualty to any of its assets; any material change in any pending litigation; and any change in the name, place of business, chief executive office, state of incorporation or Articles of Incorporation of Borrower or any Guarantor.

5.5 Inspections. Permit representatives of the Bank to visit and inspect any of its properties and premises and examine, copy (by electronic or other means) and abstract any of its books and accounting and Collateral records at any reasonable time, during business hours, and as often as may be reasonably desired. After occurrence of an Event of Default which has not been cured or waived in writing by the Bank, Each of Borrower and each Guarantor hereby authorizes the Bank to undertake or to have third parties undertake on its behalf environmental investigations regarding it and its properties and activities including research into the previous ownership and uses of any real or personal property owned, lease or used by it (the “Properties”) for the purpose of attempting to determine whether it has violated any Environmental Laws and whether any Hazardous Materials have been used or disposed of on the Properties or elsewhere. Such investigations may be performed at any time before or after Loans are made to Borrower and Borrower and each Guarantor will permit the Bank and persons acting on its behalf to have access to Borrower’s and each Guarantor’s facilities and records for the purpose of conducting such investigations. The cost of all such investigations shall be immediately paid by Borrower and each Guarantor to the Bank, shall be secured by the Collateral, and shall bear interest at the same rate as the Line of Credit until paid.

5.6 Litigation. Promptly furnish the Bank, in writing, the details of all litigation, legal or administrative proceedings, or other actions of any nature adversely affecting it, including, without limitation, any notices of violation, citation, commencement of administrative proceeding or similar notice under any applicable Environmental Laws commenced after the date hereof, in which more than a Material amount is at issue, unless the same is fully covered by insurance. As to such proceedings which are not covered by insurance, furnish to the Bank a full statement from the Borrower’s or each Guarantor’s counsel, in such detail as the Bank may reasonably request, as to the status and progress of such proceedings and the likely outcome. Upon the request of the Bank, Borrower and each Guarantor will submit to the Bank the opinion of their counsel as to the merits of all such proceedings.

5.7 Audits. Permit the Bank to conduct on-site audits of its business operations (including accounts receivable and payable audits) at any time during normal business hours.

5.8 Guarantor’s Stock. Cause Borrower to own all of the issued and outstanding capital stock of each Guarantor.

5.9 Maintain Properties. Maintain, preserve and keep its buildings and properties and every part thereof in good repair, working order and condition and from time to time make all necessary and proper repairs, renewals, replacements, additions, betterments, and improvements thereto, so that at all times the efficiency thereof shall be fully preserved and maintained.

5.10 Compliance With Laws. Comply with all Material applicable federal, state and local laws, ordinances, rules and regulations, (including, but not limited to, all Environmental Laws, all applicable federal, state and local laws, ordinances, rules and regulations concerning wage payments, minimum wages, overtime laws and payment of withholding taxes, all applicable securities laws, rules and regulations, and all requirements of ERISA), obtain and keep in effect all Material permits, authorizations, and consents necessary to conduct its current and future business operations, and deliver to the Bank such reports and information in form satisfactory to the Bank as the Bank may request from time to time to establish compliance with such laws and permit requirements.

5.11 Compliance With Loan Documents. Comply with all of the terms and conditions of the Loan Documents applicable to it.

5.12 Compliance with Environmental Laws. (i) Comply with any and all applicable Environmental Laws, (ii) not release, store, treat, handle, generate, discharge or dispose of any Hazardous Materials on, under or from the Collateral or any of its facilities (the “Facilities”) in violation of or in a manner that could be expected to result in any Material liability under any applicable Environmental Laws, and (iii) take all necessary steps to initiate and expeditiously complete all remedial, corrective and other action to eliminate any such effect. In the event Borrower or any Guarantor fails to comply with the covenants in the preceding sentence, the Bank may, in addition to any other remedies set forth herein, as agent for and at Borrower’s and each Guarantor’s sole cost and expense, cause any necessary remediation, removal, response or corrective action relating to Hazardous Materials to be taken and Borrower and each Guarantor shall provide to the Bank and its agents and employees access to the Facilities for such purpose. Any costs or expenses incurred by the Bank for such purposes shall be immediately due and payable by Borrower and each Guarantor, shall be secured by the Collateral, and shall bear interest at the same rate as the Line of Credit until paid. At the Bank’s request after occurrence of an Event of Default which has not been cured or waived in writing by the Bank, Borrower and each Guarantor shall undertake environmental audits of the Facilities, to be conducted by an environmental consulting firm acceptable to the Bank; provided that the environmental audits and investigations described in Section 5.5 and this Section 5.12 shall not, in the aggregate, exceed one (1) in any 12 month period. To the extent that any environmental audit identifies conditions which violate, or could be expected to give rise to liability or obligations under Environmental Laws, Borrower and each Guarantor agree to take all steps reasonably necessary to correct any such violation or abate conditions giving rise to such obligations or liability in a manner which complies with the Environmental Laws and mitigates associated health and environmental risks. Each of Borrower and each Guarantor shall indemnify and hold the Bank harmless from and against all loss, cost, damage (including, without limitation, consequential damages) or expense (including, without limitation, attorneys’ fees and disbursements) that the Bank may sustain by reason of the assertion against the Bank by any party of any claim relating to such Hazardous Materials on, under or from the Facilities or actions taken with respect thereto as authorized hereunder. The foregoing indemnification shall survive repayment of all of the Bank Obligations and any release or assignment of the Loan Documents.

5.13 Maintain Deposit Accounts. Maintain its primary deposit accounts with the Bank.

ARTICLE VI

DEFAULTS

If any one or more of the following events (“Events of Default”) shall occur, then the obligation of the Bank to accept the Notes or to make any Loan under this Agreement shall, at the option of the Bank, immediately terminate, and the unpaid principal balance of, and accrued interest on, and all costs and charges on all Bank Obligations shall be immediately due and payable, without further notice of any kind, notwithstanding anything contained to the contrary in this Agreement, any of the other Loan Documents or any other document:

6.1 Default in Payment of Liabilities. Borrower fails to make a payment when due and as due on the Line of Credit or the Term Note or Borrower or any Guarantor fails to make a payment when due and as due on any other Bank Obligations, for five (5) business days after the same is due.

6.2 Violation of Line of Credit Limit. The outstanding balance of the Line of Credit Note exceeds the Borrowing Base for twenty-four (24) hours after notice (as described in Section 1.2 above) of such default has been given to Borrower by the Bank.

6.3 Representations or Statements False. Any representation or warranty made by Borrower or any Guarantor in this Agreement or any certificate delivered pursuant to this Agreement, or any financial statement delivered to the Bank shall prove to have been false in any material respect as of the time when made or given.

6.4 Default on Other Debt. Borrower or any Guarantor shall fail to pay all or any part of the principal or interest on any Material indebtedness of or assumed by it as and when due and payable, whether at maturity, by acceleration or otherwise, and such default shall not be cured within the period or period of grace, if any, specified in the document(s) evidencing such indebtedness, except to the extent and so long as the same are being contested in good faith by appropriate proceedings in such manner as not to cause any material adverse effect upon Borrower’s financial condition, with adequate reserves provided for such payments, and upon demand by the Bank, posting with the Bank of adequate security to protect the Bank.

6.5 Judgments. A judgment shall have been entered against Borrower or any Guarantor which, together with all other outstanding judgments entered against Borrower or any Guarantor, is in a Material amount, and shall remain outstanding and unsatisfied, unbonded or unstayed for twenty (20) days after the date of entry of such judgment.

6.6 Bankruptcy; Insolvency. Borrower or any Guarantor shall: (a) become insolvent; or (b) be unable, or admit in writing, its inability to pay debts as they generally mature; or (c) make a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its property; or (d) be declared bankrupt through the issuance of an order for relief; or (e) file a petition in bankruptcy, or for reorganization, or to effect a plan or other arrangement with creditors; or (f) have any bankruptcy petition filed against it which is not dismissed within thirty (30) days after filing; or (g) file an answer to a creditor’s petition (admitting the material allegations thereof) in bankruptcy or for reorganization or to effect a plan or other arrangement with creditors; or (h) apply to a court for the appointment of a receiver, trustee or custodian for any of its assets; or (i) have a receiver, trustee or custodian appointed for any of its assets (with or without its consent) and such entity shall not be discharged within thirty (30) days after his or her appointment.

6.7 Reportable Event. If any Reportable Event, which the Bank determines in good faith constitutes grounds for the termination of any Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any Plan, shall have occurred and be continuing thirty (30) days after written notice of such determination shall have been given to Borrower, or any Plan shall be terminated within the meaning of Title IV of ERISA, or a trustee shall be appointed by the appropriate United States District Court to administer any Plan, or the PBGC shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan, and in case of any event described in the preceding provisions of this Section 6.8, the aggregate amount of such entity’s liability to the PBGC under Sections 4062, 4063 and 4064 of ERISA shall exceed a Material amount and such liability is not covered, for the benefit of Borrower and any Guarantor, by insurance.

6.8 Material Loss or Adverse Change. The Bank reasonably believes that the Borrower or any Guarantor has incurred (or circumstances have occurred which, with the passage of time, will result in Borrower or any Guarantor incurring): (i) a Material casualty as to any asset or assets used in the conduct of Borrower’s or any Guarantor’s business which is not, except for deductibles acceptable to the Bank, fully covered by insurance conforming to the requirements of Section 5.2 hereof; (ii) any Material tax lien or other lien or encumbrance against the Collateral which is, or with the passage of time could become, superior to any security interest, mortgage, or other lien of the Bank in the Collateral; or (iii) any Material liability under any applicable Environmental Laws.

6.9 Sub-Section 6.9 has been intentionally omitted.

6.10 Enforceability of Loan Documents. Any of the Loan Documents shall, at any time, cease to be in full force and effect or be declared null or void, or any party to any of the Loan Documents (other than the Bank) denies that it has any further liability thereunder (by giving notice to such effect or otherwise) or contest the validity or enforceability thereof.

6.11 USA Patriot Act. Borrower or any Guarantor becomes subject at any time to any law, regulation or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits the Bank from making an advance or extension of credit to Borrower or any Guarantor or from otherwise conducting business with Borrower or any Guarantor or fails to provide documentary and other evidence of Borrower’s or any Guarantor’s identity as may be requested by the Bank at any time to enable the Bank to verify Borrower’s or any Guarantor’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of2001, 31 U.S.C. Section 5318.

6.12 Business Operations. Cessation of the normal business operations of Borrower or any Guarantor.

6.13 Default Under Other Agreements With the Bank. Default in the performance or observance of any of the other terms or conditions of this Agreement (not described in sub-sections 6.1 through 6.12 above), any of the other Loan Documents, or in any other agreement or instrument made or given by Borrower or any Guarantor to the Bank, required to be observed or performed by Borrower or any Guarantor and continuing for a period of fifteen (15) calendar days.

ARTICLE VII

REMEDIES ON OCCURRENCE OF AN EVENT OF DEFAULT

Upon the occurrence of an Event of Default, the Bank shall have all rights and remedies provided by law, and all rights and remedies granted under any of the Loan Documents and under all other existing and future agreements between the Bank and Borrower or any Guarantor. All such rights and remedies shall be deemed cumulative.

ARTICLE VIII

MISCELLANEOUS

8.1 Expenses and Attorneys’ Fees. Borrower and each Guarantor shall be responsible for the payment of all expenses and out-of-pocket disbursements incurred by the Bank, including reasonable attorneys’ fees, in connection with any action taken by the Bank or any holder of the Notes to collect upon the Bank Obligations, or enforce any obligations of Borrower or any Guarantor under this Agreement, any guaranty relating to the Bank Obligations or any of the other Collateral Documents, including any actions to lift the automatic stay or otherwise participate in any bankruptcy, reorganization or insolvency proceeding of Borrower or any Guarantor. All such expenses and attorneys’ fees shall be part of the Bank Obligations secured by the Collateral. If any such amount is not paid upon demand by Bank, interest will accrue on the amount due from the due date until paid in full at a fluctuating rate equal to four percent (4%) plus the Bank’s Prime Rate.

8.2 Successors. The provisions of this Agreement shall inure to the benefit of and be binding upon any successor to any of the parties to this Agreement and shall extend and be available to any holder of the Notes; provided, however, that persons or entities which succeed to the rights of Borrower or any Guarantor under this Agreement shall not be entitled to enforce any rights or remedies of Borrower or any Guarantor under or by reason of the terms of this Agreement, or any other agreement referred to or incorporated by reference into this Agreement, unless they shall have obtained the Bank’s written consent to succeed to such rights. Borrower may not assign any of its rights or duties under this Agreement without the Bank’s prior written consent.

8.3 Anti-Waiver. No delay on the part of the Bank or any holder of the Notes in exercising any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege under this Agreement or otherwise, preclude other or future exercise of the right, power or privilege or the exercise of any other right, power or privilege. The Bank’s acceptance of one or more late payments or charges or its acceptance of interest at the default rate does not constitute a waiver of any of the Bank’s rights.

8.4 Survival. All agreements, representations and warranties made in this Agreement shall survive the execution of this Agreement, the making of the Loans and the execution and delivery of the Notes.

8.5 Controlling Law. This Agreement and the other Loan Documents shall be governed by and construed in accordance with the laws of the State of Michigan. Jurisdiction and venue shall lie exclusively in Berrien County, Michigan for all actions arising under or relating to the Loan Documents.

8.6 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if all signatures were upon the same instrument.

8.7 Notices. All communications or notices that are required or may be given under this Agreement shall be deemed to have been served when personally delivered or on the date when deposited in the United States mail, postage prepaid, and addressed as shown at the beginning of this Agreement (unless and until the Bank or Borrower advises the other party, in writing, of a change in such address).

8.8 Cumulative Rights: Loan Agreement Controls. The rights and remedies of the Bank and the duties and obligations of Borrower and each Guarantor under this Agreement and the other Loan Documents shall be cumulative; provided that in the event of an express conflict between the provisions of this Agreement and the provisions of any of the other Loan Documents, the provisions of this Agreement shall control.

8.9 Partial Invalidity. The unenforceability for any reason of any provision of this Agreement shall not impair or limit the operation or validity of any other provisions of this Agreement or any other existing or future agreements between the Bank and Borrower or any Guarantor. The provisions of the Loan Documents are severable in event of the invalidity or unenforceability of any such provision.

8.10 Legal Rate Adjustment. This Agreement, the Notes and all security agreements, mortgages and other agreements between Borrower or any Guarantor and the Bank are expressly limited so that in no event whatsoever shall the amount of interest paid or agreed to be paid to the Bank exceed the highest rate of interest permissible under applicable law. If, from any circumstances, fulfillment of any provision of this Agreement or the Notes at the time performance of such provisions shall be due, shall involve exceeding the interest limitation validly prescribed by law which a court of competent jurisdiction may deem applicable to this Agreement and any Loans under this Agreement, then the obligation to be fulfilled shall be reduced to an amount computed at the highest rate of interest permissible under applicable law, and if, for any reason whatsoever, the Bank shall ever receive as interest an amount which would be deemed unlawful under applicable law, such interest shall be automatically applied to the payment of the principal of the Notes (whether or not then due and payable), and not to the payment of interest, or shall be refunded to Borrower, if such principal has been paid in full.

8.11 Set-off. In addition to any rights and remedies of the Bank provided by law, the Bank shall have the right, without prior written notice to Borrower or any Guarantor, any such notice being expressly waived by Borrower and each Guarantor, upon the occurrence of any Event of Default and so long as such Event of Default is continuing, to set off and apply against any Bank Obligations, whether matured or unmatured, any amount owing by the Bank to Borrower or any Guarantor, at or at any time after the happening of any of the above mentioned events, and such right of set-off may be exercised by the Bank against Borrower and any Guarantor or against any assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor of Borrower or any Guarantor, or against anyone else claiming through or against such assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by the Bank prior to the making, filing or issuance or service upon the Bank of, or of notice of, writ, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena or order to warrant.

8.12 Recovery of Payments. If any payment applied by the Bank to the Bank Obligations is subsequently set aside, recovered or rescinded, or otherwise required to be returned or disgorged by the Bank for any reason (pursuant to bankruptcy proceedings, fraudulent conveyance statute, or otherwise) the Bank Obligations to which the payment was applied shall for the purposes of this Agreement and the other Loan Documents be deemed to have continued in existence, notwithstanding the application, shall be secured by the Collateral, and shall be payable under the terms of the Guaranty, as fully as if the Bank had not received and applied the payment.

8.13 No Marshalling. Borrower and each Guarantor, on its own behalf and on behalf of its successors and assigns, hereby expressly waives all rights, if any, to require a marshalling of assets by the Bank or to require that the Bank first resort to some or any portion of the Collateral before foreclosing upon, selling or otherwise realizing on any portion thereof.

8.14 Indemnity and Contribution. In addition to all other payments described herein, Borrower and each Guarantor agrees to indemnify, pay and hold harmless the Bank and any holder of the Notes, and the officers, directors, employees, agents and affiliates of the Bank and such holders (collectively called the “Indemnitees”) from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs (including, without limitation, settlement costs), expenses or disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto), which may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement, the other Loan Documents, the Bank’s agreement to make the Loans, the use or intended use of the proceeds of any of the Loans hereunder or any . environmental matter (the “Indemnified Liabilities”); provided that Borrower and any Guarantor shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities if it has been determined by a final decision (after all appeals and the expiration of time to appeal) by a court of competent jurisdiction that such Indemnified Liability arose primarily from the gross negligence or willful misconduct of that Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower and each Guarantor shall contribute the maximum portion which they are permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.

The foregoing indemnity set forth in this Section 8.14 shall include, without limitation, indemnification by Borrower and each Guarantor to each Indemnitee for any and all expenses and costs (including, without limitation, remedial, removal, response, abatement, clean-up, investigative, closure and monitoring costs), losses, claims (including claims for contribution or indemnity and including the costs of investigating or defending any claim and whether or not such claim is ultimately defeated, and whether such claim arose before, during or after Borrower’s or any Guarantor’s ownership, operation, possession or control of its business, property or facilities, or before, on or after the date hereof, and including also any amounts paid incidental to any compromise or settlement by the Indemnitees or any Indemnitee to the holders of any such claim), lawsuits, liabilities, obligations, actions, judgments, suits, disbursements, encumbrances, liens, damages (including, without limitation, damages for contamination or destruction of natural resources), penalties and fines of any kind or nature whatsoever (including, without limitation, in all cases the reasonable fees and disbursements of counsel in connection therewith) incurred, suffered or sustained by that Indemnitee based upon, arising under or relating to Environmental Laws, or other similar federal, state or local laws involving the disposition of, or exposure to, hazardous wastes, hazardous constituents, hazardous substances or toxic substances, including, without limitation, asbestos or asbestos containing material, as now existing or as hereinafter amended or enacted, or any rules, regulations, guidelines or standards promulgated pursuant thereto, and based on, arising out of or relating to, in whole or in part, the exercise and/or enforcement of any rights or remedies by any Indemnitee under this Agreement, any of the other Loan Documents or any related documents and including, but not limited to, taking title to, owning, possessing, operating, controlling, managing or taking any action in respect of any real property or facilities of Borrower or any Guarantor.

Borrower and each Guarantor agrees to indemnify and hold the Bank harmless for any additional costs, fees or expenses incurred by the Bank as a result of any change in any law or interpretation or administration or request by a governmental authority relating to any interest rate or any assessment, reserve or special deposit requirements or capital adequacy requirements.

The foregoing indemnifications shall survive repayment of all of the Bank Obligations and any release or assignment of the Notes and this Agreement.

8.16 Entire Agreement of the Parties and Amendment. This Agreement, including all agreements referred to or incorporated into this Agreement and the Background of this Agreement (which Background is incorporated as covenants of the parties), constitute the entire agreement among the parties relating to the subject matter of this Agreement. This Agreement supersedes all prior agreements, commitments and understandings among the parties relating to the subject matter of this Agreement and cannot be changed or terminated orally, and shall be deemed effective as of the date noted above. No modification or amendment of the Loan Documents or waiver of any provision thereof shall be effective without the Bank’s prior written consent.

8.17 Information Sharing and Participation. The Bank shall have the right to furnish to its Affiliates and to such other persons as Bank shall deem advisable for the conduct of its business, information concerning Borrower’s business, financial condition and property, the amount of the debt due the Bank, and the terms, conditions, and other provisions applicable thereto. The Bank has the right to assign or participate any portion of the Bank Obligations.

8.17 USA PATRIOT ACT NOTIFICATION. The following notification is provided to Borrower and each Guarantor pursuant to Section 326 of the USA Patriot Act of2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower and each Guarantor: When Borrower or any Guarantor opens an account, if Borrower or the Guarantor is an individual Bank will ask for Borrower’s or the Guarantor’s name, taxpayer identification number, residential address, date of birth, and other information that will allow Bank to identify Borrower or the Guarantor, and if Borrower or the information that will allow Bank to identify Borrower or the Guarantor, and if Borrower or the Guarantor is not an individual Bank will ask for Borrower’s or the Guarantor’s name, taxpayer identification number, business address, and other information that will allow Bank to identify Borrower or the Guarantor. Bank may also ask, if Borrower or the Guarantor is an individual to see Borrower’s or the Guarantor’s driver’s license or other identify documents, and if Borrower or the Guarantor is not an individual to see Borrower’s or the Guarantor’s legal organizational documents or other identifying documents.

8.18 WAIVER OF SPECIAL DAMAGES. BORROWER AND EACH GUARANTOR WAIVE, TO THE MAXIMUM EXTENT NOT PROHIBITED BYLAW, ANY RIGHT ANY OF THEM MAY HAVE TO CLAIM OR RECOVER FROM THE BANK IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

8.19 WAIVER OF JURY TRIAL. BORROWER, EACH GUARANTOR AND THE BANK HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN THE BORROWER AND/OR ANY GUARANTOR AND THE BANK ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, ANY OF THE BANK OBLIGATIONS, OR ANY ALLEGED ACT OR NEGLECT OF THE BANK. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE BANK TO PROVIDE THE FINANCING DESCRIBED HEREIN.

Bank:	National City Bank

	By:	/s/ John A. Janick
John A. Janick
	Its:	Senior Vice President

Borrower:	EXPRESS-1 EXPEDITED SOLUTIONS, INC.

	By:	/s/ Mark K. Patterson
Mark K. Patterson
	Its:	Chief Financial Officer

Guarantors:	Express 1, Inc.

	By:	/s/ Mark K. Patterson
Mark K. Patterson
	Its:	Chief Financial Officer

Express-1 Dedicated, Inc.

	By:	/s/ Mark K. Patterson
Mark K. Patterson
	Its:	Secretary

Concert Group Logistics, Inc.

	By:	/s/ Mark K. Patterson
Mark K. Patterson
	Its:	Secretary

Bounce Logistics, Inc.

	By:	/s/ Mark K. Patterson
Mark K. Patterson
	Its:	Secretary